Exhibit 10.2

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (the “Agreement”) is entered into by CTC Media, Inc., a Delaware corporation (the “Company”), and Alexander Rodnyansky (the “Executive”).

WHEREAS, subject to the terms and conditions set forth herein, the Executive and the Company have agreed that the Executive shall resign as Chief Executive Officer of the Company and as General Director of the Company’s subsidiaries, ZAO Set Televissionnykh Stantsiy (“CTC Network”) and ZAO Novy Kanal (“Domashny Network”), and he shall remain as President of the Company and accept an appointment to the Board of Directors of the Company (the “Board”); and

WHEREAS, the Executive and the Company wish to memorialize the terms of the continued employment of the Executive by the Company as President and to provide for the terms of upon which the Executive shall serve on the Board;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Term of Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement, effective as of August 4, 2008. The Executive’s employment shall continue until it is terminated in accordance with the provisions of Section 7.

2.             Title; Capacity.

(a)           The Executive shall serve as President of the Company advising on programming and strategic issues. The Executive agrees to perform such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him.

(b)           The Executive shall be based at the Company’s headquarters in Moscow, Russia or such other location as the Company and the Executive shall mutually agree.

(c)           The Executive shall report to the Board and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board or, if the Board so delegates, the Co-Chairmen of the Board.

(d)           The Executive agrees to devote a reasonable amount of his business time, attention and energies to the business and interests of the Company and its subsidiaries (collectively, the “Group”) during his employment with the Company and shall not engage in any business activities that would cause the Executive not to be in compliance with Section 9 hereof. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

3.             Service on the Board. Effective upon the execution and delivery of (i) this Agreement by the Executive and the Company and (ii) an amendment to be dated on or about the date that this Agreement is executed and delivered to the Stockholders’ Agreement dated as of May 12, 2006 among the Company, Alfa CTC Holdings Limited (“Alfa”) and MTG Russia AB (“MTG”) by each of the parties to such amendment, the Executive shall be appointed to the Board. The Executive hereby irrevocably resigns from the Board on the earliest to occur of (i) the termination of his employment in accordance with Section 7 hereof, (ii) ninety (90) days following receipt by the Executive of written notice from either the Company, MTG or Alfa stating that either or both of MTG or Alfa no longer support his remaining a member of the Board and (iii) the Executive’s failure to receive, at any meeting of the shareholders of the Company at which a proposal for the re-election of the Executive as a member of the Board is being voted upon, a simple majority of the votes cast in person or by proxy at such meeting.

4.             Resignations. Effective August 4, 2008, the Executive hereby resigns the following positions:  Chief Executive Officer of the Company; General Director of CTC Network and General Director of Domashny Network. The Executive hereby agrees to execute and deliver from time to time such further agreements, certificates and instruments as the Company may deem necessary or advisable to further evidence the Executive’s resignation from such positions. Any payments or benefits due and payable to the Executive by operation of law (including, without limitation, accrued vacation pay) as a result of the foregoing resignations shall be deducted from the Executive’s base salary for 2008.

5.             Employment Compensation and Benefits.

(a)           Base Salary. The Group shall pay the Executive, in regular installments in accordance with the Group’s standard payroll practices, an annual base salary of RUR 13,750,000 (payable in Russian rubles), less all applicable Russian federal and local taxes and withholdings; which shall be the aggregate annual base salary payable to the Executive for his services as President of the Company, as a member of the Board and any and all other capacities in which he may serve for any Group company from time to time. Such salary may be adjusted from time to time in accordance with normal business practice and upon mutual agreement of the parties.

(b)           Discretionary Bonus. The Executive shall be eligible for an annual discretionary award (payable in Russian rubles) of up to 60% of his annual base salary, less all applicable Russian federal and local taxes and withholdings, subject to the Executive’s achievement of performance targets set by the Board or a committee thereof; which shall be the aggregate annual discretionary award payable to the Executive for his services as President of the Company, as a member of the Board and any and all other capacities in which he may serve for any Group company from time to time. Whether such performance targets have been achieved will be decided by the Board or a committee thereof in its sole discretion. In any event, the Executive must be an active employee of the Company on the date the bonus for any fiscal year is distributed in order to be eligible for a bonus award.

(c)           Vacation. The Executive shall be entitled to 28 calendar days of paid vacation per calendar year, at such times as may be approved by and in the sole discretion of the Board or its designee. Any unused vacation time from a particular calendar year may be carried forward into the immediately following calendar year but not beyond that year. The Executive shall document such vacation as required by Group procedures and Russian law. Such vacation days shall accrue at the rate of 2-1/3 days per month.

(d)           Personal assistant. During the term of this Agreement, the Company shall provide the Executive with a personal assistant who shall work exclusively for the Executive.

(e)           Mobile phone. During the term of this Agreement, the Company shall provide the Executive with a mobile phone and shall pay the line rental and service fees and the cost of any business-related calls.

(f)            Office; Transportation. During the term of this Agreement, the Company shall provide the Executive with an office at its Moscow corporate headquarters (currently 15a Pravda Street, Moscow) and with the exclusive use of a luxury class sedan such as a BMW 7-Series (which shall remain the property of the Group).

 (g)          Insurance. During the term of this Agreement, the Executive shall be entitled to participate in a life insurance program that the Company establishes, if any, and makes available to it employees to the extent that the Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Executive’s coverage under any such program shall be governed by the terms of the life insurance policy. During the term of this Agreement, the Executive shall be entitled to participate in a health insurance program with OAO Insurance Group Energogarant or such other similar health insurance program that the Executive may select in his discretion, provided that the total annual cost of such program to the Company shall not exceed $15,000. The Executive’s coverage under such program shall be governed by the terms of the health insurance policy.

(h)           Other Benefits. From time to time the Compensation Committee of the Board may approve other benefit programs to be generally available to the executive management of the Company. The Executive will be permitted to participate in such benefit programs provided that, to the extent applicable, any policies covering such benefits permit the Executive to participate.

(i)            Reimbursement of Expenses. During the term of this Agreement, the Company shall reimburse the Executive for reasonable travel or other business-related out-of-pocket expenses incurred in connection with the performance of the Executive’s duties under this Agreement upon presentation of receipts and/or other documentation evidencing such expenses. When traveling on business, the Executive shall be entitled to be reimbursed for business class air fare but in no event shall the Company reimburse the Executive for first class air fare.

6.             Taxes. The Executive shall be responsible for all of his own taxes payable in Russia or any other jurisdiction in which he is subject to tax.

7.             Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a)           At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon: (i) a good faith finding by the Company that (A) the Executive has failed to adequately perform the material aspects of his  assigned duties for the Group in a manner that materially and adversely affects the Group, after written notice of such failure to perform such duties and a reasonable opportunity to correct such failure, or (B) the Executive has engaged in dishonesty, gross negligence or intentional misconduct that materially and adversely affects the Group; (ii) the Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by the Executive, to any crime involving moral turpitude or any felony; (iii) the Executive’s material breach of the non-competition provisions contained in Section 9 below or the non-disclosure provisions contained in Section 10 below, caused by the Executive’s intentional misconduct or gross negligence; or (iv) the Executive’s intentional violation of Group policy in a manner that materially and adversely affects the Group, after written notice of such violation and a reasonable opportunity to correct such failure.

(b)           At the election of the Company, without Cause, upon not less than ninety (90) days’ prior written notice of termination.

(c)           At the election of the Executive, upon not less than ninety (90) days prior written notice of resignation.

8.             Severance upon Termination. If the Company elects to terminate this Agreement without Cause pursuant to Section 7(b) above, the Company shall pay the Executive a severance payment equal to three (3) months of the Executive’s then current annual base salary, less applicable taxes and withholdings; provided, however, that any severance payment shall be conditioned upon the Executive signing a severance agreement and release in a form satisfactory to the Company. Any post-termination payments or benefits due and payable to the Executive by operation of law (but not pursuant to any other agreement with the Company) shall be deducted from any amount of severance otherwise payable under this Section 8.

9.             Non-Competition and Non-Solicitation.

(a)           During the term of the Executive’s employment and for a period of two (2) years after the termination of such employment, the Executive will not directly or indirectly:

(i)            as an individual proprietor, partner, stockholder, officer, employee, director, independent consultant, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of television broadcasting in Russia (including free to air and pay tv but excluding production and distribution of programming), Ukraine or in any other country in which the Company or any member of the Group is then operating or in which it has undertaken material preparations to begin operating (the “Covered Area”); or

(ii)           recruit, solicit or induce, or attempt to induce, any employee or employees of the Group to terminate their employment with, or otherwise cease their relationship with, the Group; or

(iii)          solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the current or prospective business partners, advertisers or affiliate stations of the Group with whom the Executive had significant contact while employed by the Company.

Without limiting the generality of subclause (i) above, the Executive acknowledges and agrees that the provisions of subclause (i) extend to his acting as an officer, employee or director of, independent consultant to and/or stockholder of, Central European Media Enterprises Ltd or any affiliate thereof.

Notwithstanding the foregoing and notwithstanding the countries that then-comprise the Covered Area, for so long as the Group does not have operations in Ukraine the Executive’s ownership of up to a 5% interest in Broadcasting Company “Studio 1+1” (“Studio 1+1”) and the fact that he acts as an independent consultant to such company shall not be deemed to be a breach of subclause (i) of this Section 9(a) during the term of this Agreement, and following the termination of this Agreement, the Executive shall be permitted to hold the same ownership interest he held in “Studio 1+1” at the date of the termination of this Agreement for the two-year period following the date of termination of this Agreement and continue to act as an independent consultant to such company; it being understood that the Executive’s sole relationship with the group of companies affiliated with Studio 1+1 shall be his ownership interest in Studio 1+1 and such consulting relationship and he shall not be permitted to be a director, officer or employee of such companies. Immediately upon the Group establishing or acquiring operations in Ukraine, the Executive shall cease to act as a consultant to the Studio 1+1 group of companies but shall be permitted to retain his 5% ownership interest in Studio 1+1 so long as he acts merely as a passive shareholder thereof.

(b)           If any restriction set forth in this Section 9 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)           The Executive acknowledges and agrees that the restrictions contained in this Section 9 are necessary for the protection of the business and goodwill of the Group and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 9 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

(d)           The provisions of Section 9 survive the termination of the Executive’s employment and the termination of this Agreement.

10.           Proprietary Information.

(a)           The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Group’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Group. By way of illustration, but not limitation, Proprietary Information may include business processes, methods and techniques; programming schedules; material terms of contracts; projects; developments; plans; research, financial and personnel data; computer programs; and supplier lists. The Executive shall not disclose any Proprietary Information to others outside the Group or use the same for any unauthorized purposes without written approval of the Board, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b)           The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Group to be used by the Executive only in the performance of his duties for the Group.

(c)           The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above also extends to such types of information, know-how, records and tangible property of business partners of the Group or other third parties who may have disclosed or entrusted the same to the Group or to the Executive in the course of the Group’s business.

(d)           The provisions of this Section 10 survive the termination of the Executive’s employment and the termination of this Agreement.

11.           No Restrictions On Employment. The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Group or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and as an employee of the Group does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Group.

12.           Amendment to Share Appreciation Rights Agreement. The Company and the Executive hereby agree that the Share Appreciation Rights Agreement dated as of September 16, 2003 between the Company and the Executive (the “SAR”) is hereby amended by (i) deleting

Section 12.3 thereto in its entirety and replacing it with Section 9 hereto, (ii) deleting Section 12.1 thereto in its entirety and replacing it with Section 10 hereto and (iii) deleting Section 12.2 thereto in its entirety and replacing it with Section 11 hereto. In effecting such amendments, the original Section numbering contained in the Share Appreciation Rights Agreement shall be retained, the references to the “Executive” in this Agreement shall be replaced with “Mr. Rodnyansky” for purposes of the SAR and the references to this “Agreement” in this Agreement shall be replaced with “the amended and restated employment agreement dated as of October [  ], 2008 between Mr. Rodnyansky and the Company, as such agreement is amended from time to time,” for purposes of the SAR.

13.           Continued Effectiveness of SAR and IPO Option Grant. The Company hereby acknowledges and agrees that effectiveness of the SAR and the effectiveness and vesting of the option agreement dated as of  July 14, 2006 between the Executive and the Company (the “IPO Option Grant”) are not affected by the Executive’s resignations set out in Section 4 hereof and the Company hereby reconfirms its obligations under the SAR and the IPO Option Grant in accordance with the terms and conditions set out therein and, with respect to the SAR, as amended by Section 12 hereof.

14.           Notices. All notices, demands and all other communications required or permitted under this Agreement shall be in writing in Russian or English and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by certified or registered mail, return receipt requested, postage prepaid, to the registered address of the Company (in the case of notices by the Executive) or to the address of the Executive indicated on the signature page hereto (in the case of notices by the Company); or to such other address as either party may have furnished to the other pursuant to the terms of this Section 14; except that notices of changes of address shall be effective only upon receipt.

15.           Entire Agreement.

(a)           This Agreement, the indemnification agreement dated as of July 22, 2005 between the Company and the Executive, the SAR and the IPO Option Grant constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and thereof. In the event of any inconsistency between this Agreement and any other employment agreement between the Executive and a member of the Group, the terms of this Agreement shall govern to the extent permissible under the laws of the Russian Federation.

(b)           For the avoidance of doubt, payments, benefits and entitlements under this Agreement and all employment agreements between the Executive and any other member of the Group shall not be cumulative. Any payments, benefits or entitlements provided for under any employment agreement with any other member of the Group shall be deducted from any payments, benefits or entitlements due pursuant to this Agreement.

16.           Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company (as authorized by the Board or a committee thereof) and the Executive.

17.           Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within Delaware), and the Company and the Executive each consents to the exclusive jurisdiction of such a court.

18.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

19.           Acknowledgment. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney of his own choosing. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

20.           No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

21.           Validity/Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

22.           Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

CTC MEDIA, INC.

Dated:	8 October 2008	/s/ Boris Podolsky
		By:	Boris Podolsky
Chief Financial Officer

		Address:	Pravda Street, 15A
125124 Moscow, Russia

Dated:	8 October 2008	/s/ Alexander Rodnyansky
Alexander Rodnyansky

Address: